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                     November 19, 2020

       Jeffrey L. Ritenour
       Executive Vice President and Chief Financial Officer
       Devon Energy Corporation
       333 West Sheridan Avenue
       Oklahoma City, Oklahoma 73102-5015

                                                        Re: Devon Energy
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 19,
2020
                                                            File No. 001-32318

       Dear Mr. Ritenour:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation